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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Grubb & Ellis Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Grubb & Ellis Stockholder:

You are invited to attend the Annual Meeting of Stockholders of Grubb & Ellis Company (the “Company”) to be held at 8:00 a.m., local time, on Tuesday, November 9, 2004 in the Birch Room of the Northbrook Hilton, 2855 North Milwaukee Avenue, Northbrook, IL 60062.

Stockholders of record at the close of business on September 24, 2004 (the “Record Date”) may vote at the Annual Meeting, and will receive this Notice and the proxy statement, which are first being mailed on or about October 8, 2004.

A list of the stockholders who are entitled to vote at the meeting will be available for inspection by any stockholder for any purpose related to the meeting, during ordinary business hours, for ten days prior to the Annual Meeting, at the Company’s executive offices, located at 2215 Sanders Road, Suite 400, Northbrook, IL 60062.

The purposes of the meeting are:

1.	To elect five (5) directors to the Board of Directors to serve for one year and until their successors are elected and qualified; and

2.	To transact any other business properly brought before the meeting.

The meeting will also provide an opportunity to review with you the business of the Company during the 2004 fiscal year and give you a chance to meet your directors.

Your vote is important to the Company. To be sure that your shares are represented at the meeting, whether or not you plan to attend, please complete, sign and date the enclosed proxy card and mail it as soon as possible in the enclosed reply envelope. If you do attend the meeting and wish to vote in person, you may withdraw your proxy and vote your shares personally.

We look forward to seeing you at the meeting.

Sincerely,

Brian D. Parker
Executive Vice President &
Chief Financial Officer

October 8, 2004

GRUBB & ELLIS COMPANY

Executive Offices

2215 Sanders Road, Suite 400
Northbrook, Illinois 60062

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT VOTING

1.    Q:  What will I be voting on?

       A:  (1) the election of five directors;
            (2) any other business properly brought before the meeting.

2.    Q:  How are directors nominated?

A:	Our Bylaws provide that nominations for director are made by written notice to the Secretary of the Company at least 14 days before the stockholders’ meeting at which directors are to be elected. The Board of Directors (the “Board”) nominated the candidates listed in this proxy statement. The Board has no reason to believe that any nominee will be unable to serve as a director of the Company. If someone is nominated and becomes unable to serve, then your signed proxy card will authorize Brian Parker and Maureen Ehrenberg, officers of the Company who are the proxy holders, to nominate someone else.

3.    Q:  Who has the right to vote?

A:	All common and Series A preferred stockholders, who will vote as a single class, as of the close of business on September 24, 2004 (the “Record Date”) can vote. On that date, there were 15,114,871 outstanding shares of common stock of the Company. Each share of common stock is entitled to one vote. On that same date, there were 11,725 shares of Series A Preferred Stock (the “Series A Preferred Stock”) outstanding, and each share of Preferred Stock is entitled to 952 votes, providing for an aggregate of 11,162,200 votes for the Preferred Stock. Therefore, the total number of votes available at the Annual Meeting is 26,277,071. A majority of the outstanding votes is a quorum. Note: references to “common stock” elsewhere in this proxy statement mean only the shares of common stock of the Company, and references to “capital stock,” “stock” and “shares” mean all of the shares of common stock and Preferred Stock of the Company, together.

4. Q:	Do any stockholders have agreements or rights about how they will vote their shares?

A:	Yes. Here is some information about a voting agreement involving certain principal stockholders.

1997 Voting Agreement. There is an agreement (“1997 Voting Agreement”) dated January 24, 1997, among Warburg, Pincus Investors, L.P. (“Warburg”); C. Michael Kojaian, and Mike Kojaian, in their capacity as investors in the Company (collectively, the “Kojaian Investors”); and The Goldman Sachs Group, Inc. (“GS Group”), which was entered into in connection with certain financing transactions of the Company in 1996 and 1997. Under this agreement, the parties agreed to vote all of their shares of common stock for one director nominee designated by the Kojaian Investors (“Kojaian Nominee”), one director nominee designated by GS Group (“Goldman Nominee”), and all director nominees designated by Warburg (“Warburg Nominees”). The 1997 Voting Agreement provides that the Kojaian Nominee must be a Kojaian Investor or an officer or partner of a firm affiliated with the Kojaian Investors; each Warburg Nominee must be an officer of Warburg or one of its venture banking affiliates;

and the Goldman Nominee must be an employee of Archon Group, L.P. or Goldman, Sachs & Co. (“Goldman Sachs”), or an affiliate of either firm. In order for the parties to this agreement to have the right to designate nominees, they must beneficially own the following minimum amounts of common stock: the Kojaian Investors or a controlled transferee (1,250,000 shares); Warburg (5,509,169 shares); and GS Group (1,250,000 shares). For the 2004 election of directors, C. Michael Kojaian has been designated as the Kojaian Nominee, and neither Warburg nor Goldman Sachs has designated any nominees.

See also “Stock Ownership Information.”

To our knowledge, the Kojaian Investors intend to vote all of their shares in favor of all nominees for the directors listed in this proxy statement. The Kojaian Investors and their affiliates, by virtue of their ownership of all of the issued and outstanding shares of Series A Preferred Stock, plus an aggregate 3,762,882 shares of common stock, have approximately 56.8% of the voting power, and therefor have the power, without the vote of other stockholders, to elect all of the nominees to the Board.

Designation of Series A Committee Members. Our Amended and Restated Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series A Preferred Stock (“Certificate of Designations”), which was filed with the Delaware Secretary of State on September 17, 2002, provides that the holders of a majority in interest of our Preferred Stock are entitled, at any time and from time to time during the 36-month period beginning on the date of issuance of the Preferred Stock, to designate three of the Company’s then current directors to act as a committee (the “Series A Committee Members”) whose approval is required, in addition to all other Board, stockholder and other approvals that may be required, in order for the Company to effect a sale, merger, consolidation, reorganization or the acquisition of another entity, or to effect the liquidation or dissolution of the Company. Presently, the holder of all the outstanding shares of our Preferred Stock is Kojaian Ventures, L.L.C. (“KV”) an affiliate of the Chairman of the Company. As of the date of this proxy statement, KV has not designated any Series A Committee Members. See “2002 Preferred Stock” under “Related Party Transactions” in this proxy statement.

5. Q:	What other business will be acted upon at the annual meeting?

A:	We know of no other business for the meeting. Your signed proxy card will authorize the proxy holders to vote on your behalf in their discretion on any other business that may properly be brought before the meeting.

6. Q:	How do I vote?

A:	If you have an account “on record” at Computershare Investor Services, L.L.C., our stock transfer agent and registrar (“Computershare”), or if you have Grubb & Ellis shares in your 401(k) plan account, you can vote any of these ways:

(a)	Return the proxy card: Mark the boxes that show how you want to vote, sign and date each proxy card you receive and return it in the prepaid envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the nominees listed on the card.

(b)	By telephone: Call toll-free 1-888-583-9310 in the United States or Canada any time prior to 1:00 A.M., Central Time, on November 9, 2004 from a touchtone telephone, then follow the instructions to cast your vote. Do not mail back your proxy card.

(c)	On the Internet: Go to the following website prior to 1:00 A.M., Central Time, on November 9, 2004: www.computershare.com/us/proxy. Enter the information requested on your computer screen, then follow the instructions on your screen to cast your vote. Do not mail back your proxy card.

Canceling your vote: You can cancel your vote by mailing another proxy card with a later date, telephoning to re-vote, or logging onto the Internet and re-voting. You can also:

(1)	attend the meeting and vote by ballot; or
(2)	send written notice to the Secretary of the Company canceling your vote.

If you hold shares in a brokerage account, you must follow the instructions you received with this proxy statement for voting and/or canceling your vote.

7. Q:	What does it mean if I get more than one proxy card?

A:	You should vote on each proxy card you receive. If you are a record stockholder, have an account “on record” with Computershare, or if you hold Grubb & Ellis shares in your 401(k) plan account, you will receive a proxy card with a reply envelope addressed to Computershare. For any accounts held in different ways, such as jointly with another person or in trust, you will receive separate proxy cards. If you have more than one account at Computershare and wish to consolidate the accounts, or if you share the same address as other Grubb & Ellis stockholders and wish to receive only one set of stockholder materials for your household, such as proxy statements and annual reports to stockholders, please call Shareholder Services at Computershare: Ph. 312-360-5100. If you hold shares in a stock brokerage account, you will receive a proxy card or information about other methods of voting from your broker, and you will send your vote to your broker according to the broker’s instructions. If you hold shares in our Employee Stock Purchase Plan, you will receive voting materials directly from E*TRADE— and you will send your vote back to E*TRADE (as you would for any stock brokerage account). If you do not vote your 401(k) plan shares, the plan trustee, Fidelity Management Trust Company, will not vote your shares.

8. Q:	Who will count the votes?

A:	Computershare will act as inspector of election and tabulate the votes.

9. Q:	What vote is needed to elect a director?

A:	A vote in favor of a nominee by a plurality of the votes cast at a duly called meeting at which there is a quorum present in person or by proxy is needed to elect a director. A quorum is a majority of all shares issued and outstanding that are eligible to vote at such meeting. Cumulative voting is not permitted.

Where a proxy card has been voted “abstain,” “withhold authority,” or “broker non-vote,” the shares are counted for quorum purposes, but are not considered cast for voting on a proposal or an election. “Broker non-vote” means that shares are held by a broker or in nominee name and the broker or nominee has signed and returned a proxy card to us, but for which the broker has no authority to vote because no instructions have been received from its customer.

10. Q:	Who is soliciting my vote and how much does it cost the Company?

A:	Our Board of Directors is asking you to vote in favor of the nominees for director who were selected by the Board and identified in this proxy statement. Computershare was engaged to assist in distribution of the proxy materials to holders of stock brokerage accounts, at a fee of $800 plus expenses estimated at $1,500. Also, our employees and directors may solicit proxies as part of their assigned duties, at no extra compensation. The Company will pay the expenses related to this proxy solicitation.

11. Q:	What information will I receive with this solicitation?

A:	You should have received with this proxy statement the Annual Report to Stockholders for the 2004 fiscal year. Stockholders may request another copy of the Annual Report from Investor Relations, Grubb & Ellis Company, 2215 Sanders Road, Suite 400, Northbrook, IL 60062. In addition, you may download the Annual Report from the Company’s website on the Internet at www.grubb-ellis.com.

12. Q:	How can I as a stockholder arrange for a proposal to be included in next year’s Company proxy statement?

A:	For your proposal to be considered for inclusion in NEXT YEAR’s proxy statement, you can submit a proposal in writing to our Corporate Secretary at our headquarters by June 8, 2005. If you are eligible to submit the proposal, and if it is an appropriate proposal under proxy rules of the Securities and Exchange Commission (“SEC”) and our Bylaws, it will be included.

13. Q:	Will my proxy confer discretionary authority to vote on shareholder proposals next year?

A:	If we receive notice of a stockholder proposal after June 8, 2005 and before August 31, 2005, then the proposal does not need to be included in next year’s proxy statement and the proxy holders would have discretionary authority to vote on the matter only under certain circumstances, and only if the matter is included in the proxy statement. If we receive notice of a stockholder proposal after August 31, 2005, then the proxy holders can vote on such a proposal in their discretion based upon the signed proxy cards which have been returned to us, but the matter will not be discussed in the proxy statement and will not be listed on the proxy card (because the submission deadline will have been missed).

ELECTION OF DIRECTORS

A.     Information About the Board and its Compensation

For the fiscal year ended June 30, 2004, the Company’s Board of Directors consisted of C. Michael Kojaian, its Chairman, R. David Anacker, Anthony D. Antone and Rodger D. Young. The Board held 6 meetings during the fiscal year ended June 30, 2004. Each incumbent director attended 100% of the meetings of the Board and any standing Board committees on which he served. The Board has a standing Audit Committee and a Compensation Committee, each of which are described below. Robert J. McLaughlin was appointed a director by the Board, effective July 1, 2004, to serve until the next annual meeting of stockholders.

Compensation of Directors. Only outside directors (who are unaffiliated with the Company as officers or employees of the Company) receive compensation for serving on the Board and on its committees. Such compensation currently consists of an annual retainer fee of $30,000, a fee of $1,500 for each Committee meeting attended, and an annual fee of $5,000 for each Committee chaired. These fees, which are set by the Board, were increased during fiscal 2004 in light of the increasing responsibilities and liabilities imposed on directors. (Specifically, outside directors previously received an annual retainer of $20,000 and an additional $1,000 for each Committee meeting attended— other than Audit Committee Meetings, for which the per meeting fee was already $1,500— and no additional annual fee was previously paid for chairing a Committee). Under the 1993 Stock Option Plan for Outside Directors, outside directors each receive an option to purchase 10,000 shares of common stock upon the date of first election to the Board, and an option to purchase 8,000 shares of common stock upon successive fourth-year anniversaries of service. The exercise prices of the options are equal to market value as of the dates of grant. Directors other than members of the Compensation Committee are also eligible to receive stock options under the 1990 Amended and Restated Stock Option Plan.

Compensation Committee. The functions of the Compensation Committee are the approval of compensation arrangements for our executive officers, administration of certain stock option and other compensation plans, making recommendations to the Board regarding the adoption of equity compensation plans in which directors and officers are eligible to participate and the award of long term cash and equity incentives to our officers. The Chairman and sole member of the Compensation Committee until March 2004 was C. Michael Kojaian. In March 2004, Mr. Anacker and Mr. Young joined the Compensation Committee and Mr. Kojaian remained the Chairman of the Compensation Committee. Thereafter, in September 2004, subsequent to joining the Board of Directors, Mr. McLaughlin replaced Mr. Kojaian as the Chairman of the Compensation Committee and Mr. Kojaian resigned from the Compensation Committee. The Compensation Committee held one meeting in fiscal 2004.

B.     Audit Committee Report

The following Audit Committee Report is not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) except to the extent that the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into any filing under the Securities Act of 1933, as amended (the “1933 Act”) or the Exchange Act.

Composition of the Committee. The Audit Committee of the Board is to be composed of at least three independent directors (if practicable, based on Board composition). The Chairman and sole member of the Audit Committee during fiscal 2004 was R. David Anacker. Upon joining the Board in July 2004, Mr. Robert McLaughlin also joined the Audit Committee, and Mr. Anacker remained the Chairman of the Audit Committee. The Board annually reviews the listing standards of both the New York Stock Exchange and NASDAQ regarding the definition of independence and has determined that each of Messrs. Anacker and McLaughlin are independent in accordance with such standards. In addition, the Board has also determined that each of Messrs. Anacker and McLaughlin have the requisite financial expertise under the applicable provisions of the Sarbanes-Oxley Act of 2002 to serve as members of the Audit Committee.

Charter and Responsibilities of the Committee. The Audit Committee operates under a written charter adopted by the Board of Directors. The charter of the Audit Committee was last revised effective September 21, 2004 and is included in this proxy statement as Exhibit A.

The primary function of the Committee is to provide assistance to the Board in fulfilling its oversight responsibility to the stockholders and others relating to the corporate accounting functions, the systems of internal controls, and the integrity and quality of the financial reports of the Company. The responsibilities of the Committee include recommending to the Board the appointment of independent accountants as auditors; approval of the scope of the annual audit; and a review of: a) the independence and performance of the auditors; b) the audit results and compliance with the auditors’ recommendations; and c) financial reports to stockholders. In addition, the Committee approves the selection of any vendor utilized for internal auditing; and monitors the Company’s internal audit function, its corporate accounting function and the effectiveness of internal controls, and compliance with certain aspects of the Company’s conflicts-of-interest policy.

The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. Management is responsible for the Company’s internal controls and the financial reporting process. The Audit Committee is responsible for monitoring these processes.

Business of the Committee for the 2004 Fiscal Year. The Audit Committee met eight times during the 2004 fiscal year. The meetings were designed to facilitate communications between the Audit Committee, management, the internal auditors, and the Company’s independent public accountants, Ernst & Young LLP. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States. The Audit Committee believes that management maintains an effective system of internal controls that results in fairly presented consolidated financial statements. The Audit Committee reviewed and discussed the audited consolidated financial statements for the 2004 fiscal year with management and the independent accountants. The Committee meets with the independent accountants at the conclusion of each of their presentations. Management personnel are excused from these meetings.

The Audit Committee also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent accountants, Ernst & Young LLP, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Additionally, the Audit Committee has discussed with Ernst & Young LLP the issue of its independence from the Company, and considered the compatibility of the non-audit services with the auditors’ independence. Effective in November 2002, all audit and non-audit services provided by Ernst & Young LLP were pre-approved by the Committee.

In reliance on the reviews and the discussions referred to above, the Audit Committee recommended to the Board of Directors and the Board approved the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004.

THE AUDIT COMMITTEE

R. David Anacker, Chairman
Robert J. McLaughlin

The Company’s Auditors. Ernst & Young LLP (“Ernst & Young”), independent registered public accounting firm, served as our auditors for the 2004 and 2003 fiscal years. It is anticipated that Ernst & Young will be appointed as our auditors for the 2005 fiscal year as well. Representatives of Ernst & Young are expected to attend the Annual Meeting and will be available to answer questions. They will have an opportunity to make a statement if they wish. Ernst & Young billed the Company the fees and costs (“fees”) set forth below for services rendered during the fiscal years ended June 30, 2004 and 2003 respectively.

	2004	2003

Audit Fees	$294,210	$316,950
All Other Fees:
Audit Related Services(1)	$19,623	$59,169
Non-Audit Related Services(2)	$72,500	$122,700

Total:	$386,333	$498,819

(1)	Audit related services generally include services in connection with pension plan audits, registration Statements filed with the SEC and other transactions with respect to the Company’s securities, business acquisitions and accounting consultations.

(2)	These fees related to tax-related services.

C.    Information About the Nominees for Director

The names of the persons who have been nominated by the Board for election as directors at the Annual Meeting are set forth below. There are no other nominees. All nominees have consented to serve as directors if elected.

If any nominee becomes unable to serve as a director, the proxies will be voted by the proxy holders for a substitute person nominated by the Board, and authority to do so is included in the proxy. The Board has no reason to believe that any of the nominees will be unable to serve as a director of the Company.

The term of office of each nominee who is elected extends until the annual stockholders’ meeting in 2005 and until his successor is elected and qualified.

R. David Anacker	69, is a Principal of Canal Partners, a private investment organization. He is also the Business Development Specialist, Office of the President, for Parker-Hannifin Corporation’s Instrumentation Group, which is headquartered in Cleveland, Ohio. He has been Vice Chairman of Veriflo Corporation, an industrial equipment manufacturing firm located in Richmond, California, since November 1991. He served as a director of Grubb & Ellis Management Services, Inc. (“Management Services”), a subsidiary of the Company, from August 1992 to July 1994. Mr. Anacker has served as a director of the Company since May 1994.

Anthony G. Antone	35, has been associated with Kojaian Management Corporation, a real estate investment firm headquartered in Bloomfield Hills, Michigan, since October 1998, serving as Vice President— Development since September 2001, and as Director— Development from October 1998 to September 2001. Prior to that time he served the office of Spencer Abraham, United States Senator, as Deputy Chief of Staff. Mr. Antone, an attorney, was first elected to the Board July 1, 2002.

C. Michael Kojaian	42, the Kojaian Nominee, has been Chairman of the Board of Directors of the Company since June 2002. He is President of Kojaian Ventures, LLC and also Executive Vice President, a director and a shareholder of Kojaian Management Corporation, both of which are investment firms headquartered in Bloomfield Hills, Michigan. He is also a director of Arbor Realty Trust, Inc., and is a member of the United States President’s Export Council. Mr. Kojaian has served as a director of the Company since he was first elected in December 1996 as a representative of the Kojaian Investors.

Robert J. McLaughlin	71, has been a director of the Company since July 2004. He founded The Sutter Group in 1982, a management consulting company that focuses on enhancing shareholder value, and currently serves as its President. Previously, Mr. McLaughlin served as President and Chief Executive Officer of Fibreboard Corporation, a manufacturer of lumber, plywood and paper products, and as Chairman of the Board of Directors of Imperial Sugar Company from August 2001 to February 2003, and as President and Chief Executive Office from October 2001 to April 2002. Mr. McLaughlin previously served as a director of the Company from September 1994 to March 2001.

Rodger D. Young	58, has been a name partner of the law firm of Young & Susser, P.C. since its founding in 1991, a boutique firm specializing in commercial litigation located in Southfield, Michigan. In 2001, Mr. Young was named Chairman of the Bush Administration’s Federal Judge and U.S. Attorney qualification Committee by Governor John Engler and Michigan’s Republican Congressional Delegation. His firm also represented the Company in a matter styled Grubb & Ellis v. Griswold Properties in Michigan’s Oakland County Circuit Court on a contingency basis. Mr. Young has served as a director of the Company since April 1, 2003.

The Board unanimously recommends that the stockholders vote FOR the election of all nominees to the Board of Directors.

STOCK OWNERSHIP INFORMATION

A.	Stock Ownership Table

The following table shows the share ownership as of September 24, 2004 by persons known by us to be beneficial holders of more than 5% of our outstanding capital stock, directors, named executive officers, and all current directors and executive officers as a group. Unless otherwise noted, the stock listed is common stock, and the persons listed have sole voting and disposition powers over the shares held in their names, subject to community property laws if applicable.

	Amount and Nature of		Percent of
	Beneficial Ownership		Class(1)

Principal Stockholders:

C. Michael Kojaian (also a director)	850,842		5.6	%(2)
Mike Kojaian	850,844		5.6	%(2)
Kojaian Holdings, L.L.C.	723,840		4.8	%(2)
Kojaian Ventures, L.L.C.	1,337,358	plus	8.9	%(2)
	11,725	preferred
Warburg, Pincus Investors, L.P.	5,861,902	(3)	38.8%
The Goldman Sachs Group, Inc.	1,609,355	(4)	10.6%

Directors:

R. David Anacker	12,000	(5)	*
Anthony G. Antone	—		—
Robert J. McLaughlin	6,500		*
Rodger D. Young	3,333	(5)	*

Named Executive Officers:

Maureen A. Ehrenberg	218,068	(5)	1.4%
Richard L. Fulton	—		—
Robert H. Osbrink	15,000	(5)	*
Brian D. Parker	50,092	(5)	*

All Current Directors and Executive Officers as a Group (10 persons):	4,067,877	(5)	26.4%

*	Does not exceed 1.0%.

(1)	The percentage of shares of capital stock shown for each person in this column and in this footnote assumes that such person, and no one else, has exercised any currently outstanding warrants, options or convertible securities held by him or her. Giving effect to the voting power of the Series A Preferred Stock, the percentages of voting power at September 24, 2004 for the following are: C. Michael Kojaian and affiliates— 56.8%; Warburg— 22.3%; Goldman— 6.1%; and all current directors and executive officers as a group— 57.3%.

(2)	C. Michael Kojaian, the Chairman of the Board is affiliated with Mike Kojaian, his father, Kojaian Holdings, L.L.C. and Kojaian Ventures, L.L.C. (“KV”), whose

11,725 shares of Series A Preferred Stock carries voting rights equivalent to 11,162,200 shares of common stock. Pursuant to the rules established under the Exchange Act, the foregoing parties may be deemed to be a “group,” as defined in Section 13(d) of such Act.

(3)	Warburg, Pincus Investors, L.P., 466 Lexington Avenue, New York, NY 10017. The sole general partner of Warburg is Warburg, Pincus & Co., a New York general partnership (“WP”). Warburg Pincus LLC, a New York limited liability company (“Warburg Pincus”), manages Warburg Pincus. Lionel I. Pincus is the managing partner of WP and the managing member of Warburg Pincus and may be deemed to control both of them.

(4)	The Goldman Sachs Group, Inc., 85 Broad Street, New York, NY 10004. Shares reported for GS Group include 112,655 shares of common stock held by Archon Group, L.P. (“Archon”). Archon is a majority-owned subsidiary of GS Group. The general partner of Archon is Archon Gen-Par, Inc. (“AGP”), which is a wholly owned subsidiary of GS Group.

(5)	Includes options under our stock option plans which were exercisable at September 24, 2004 or within sixty days thereafter, for the following numbers of shares: Mr. Anacker— 12,000; Ms. Ehrenberg— 214,022; Mr. Osbrink— 15,000; Mr. Parker— 50,000; Mr. Young— 3,333; and all current directors and executive officers as a group— 294,355.

B.	Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, the chief accounting officer and stockholders holding ten percent (10%) or more of our voting securities (“Insiders”) to file with the SEC reports showing their ownership and changes in ownership of Company securities, and to send copies of these filings to us. To our knowledge, based upon review of copies of such reports we have received and based upon written representations that no other reports were required, during the year ended June 30, 2004, the Insiders complied with all Section 16(a) filing requirements applicable to them.

EXECUTIVE OFFICERS

A.     Information About Executive Officers

The following are the current executive officers of the Company:

Maureen A. Ehrenberg	45, has served as Executive Vice President of the Company since November 2000, and as Senior Vice President of the Company from May 1998 to November 2000. She was named President of Global Client Services in February 2004. She has also served as President of Grubb & Ellis Management Services, Inc., a wholly owned subsidiary of the Company, from February 1998 and as the head of the Company’s International Services Group since April 2003. From May 2000 to May 2001, she served as a member of the Office of the President of the Company. She also serves as a director and/or officer of certain subsidiaries of the Company. Since April 2003, Ms. Ehrenberg has been acting as a Co-Chief Executive Officer of the Company.

Robert H. Osbrink	57, has served as Executive Vice President of the Company since December 2001 and was named President of Transaction Services in February 2004. During the five years prior to December 2001, Mr. Osbrink served in a progression of regional managerial positions in the Los Angeles and Southwestern United States areas for the Company. Since April 2003, Mr. Osbrink has been acting as a Co-Chief Executive Officer of the Company.

Brian D. Parker	53, has served as the Executive Vice President and Chief Financial Officer of the Company since March 2003. From July 2001 he was founder and president of Joplin Advisors, Inc., a management consulting firm. Prior to July 2001, he was the Chief Financial Officer of the Company from October 1996 to January 2000 and served as Executive Vice President Business Development from February 2000 until his resignation from the Company in June 2001. He was also a member of the Office of the President of the Company from May 2000 until May 2001. He also serves as a director and/or officer of certain subsidiaries of the Company. Since April 2003, Mr. Parker has been acting as a Co-Chief Executive Officer of the Company.

B.	Executive Compensation

The table below shows compensation earned, including deferred compensation, for services in all capacities with the Company and its subsidiaries for the fiscal years ended June 30, 2004, 2003 and 2002 by the following executives:

(a)	the persons who served as Chief Executive Officer or in a similar capacity during the 2004 fiscal year (Ms. Ehrenberg, Mr. Osbrink, and Mr. Parker for the entire fiscal year and Mr. Fulton through February 25, 2004);

(b)	the person who served as Chief Financial Officer for the 2004 fiscal year (Mr. Parker);

(c)	each of the four most highly-compensated executive officers of the Company who were serving as executive officers during the fiscal year ended June 30, 2004, three of which (Ms. Ehrenberg, Mr. Osbrink and Mr. Parker) were employed throughout the entire fiscal year and the other (Mr. Fulton) who terminated his employment relationship with the Company in February 2004; and

(d)	one additional executive officer that terminated employment with the Company during the fiscal year ended June 30, 2004 (Mr. Walner).

SUMMARY COMPENSATION TABLE

	Annual Compensation

				Securities
				Underlying	All Other
Name and		Salary	Bonus	Options/SARs	Compensation
Principal Position(1)	Year	($)	($)(2)	(#)(3)	($)(4)

Maureen A. Ehrenberg	2004	400,000	58,000	0	2,000
Co-Chief Executive Officer,	2003	358,000	150,000	0	0
Executive Vice President, and	2002	315,000	120,000	0	3,000
President, Global Client Services

Robert H. Osbrink	2004	450,000	196,000	0	2,000
Co-Chief Executive Officer,	2003	550,000	139,000	0	0
Executive Vice President, and	2002	225,000	247,000	0	3,000
President, Transaction Services

Brian D. Parker	2004	324,000	109,000	150,000	1,400
Co-Chief Executive Officer,	2003	113,000	28,000	0	0
Executive Vice President, and	2002	0	0	0	0
Chief Financial Officer
Richard L. Fulton	2004	331,000	70,000	0	183,000	(5)
Former Co-Chief Executive Officer and	2003	401,000	0	0	0
Executive Vice President	2002	0	0	0	0
Robert J. Walner	2003	413,000	0	0	723,000	(6)
Former Executive Vice President,	2002	350,000	120,000	50,000	3,000
Chief Administrative Officer and
Chief Legal Officer

(1)	Ms. Ehrenberg has been acting as Co-Chief Executive Officer since April 2003. Previously, Ms. Ehrenberg was appointed Executive Vice President as of November 16, 2000, served as a member of the Office of the President from May 31, 2000 to May 15, 2001 and was appointed President, Management Services in February 1998 and President of Global Client Services in February 2004. Mr. Osbrink has been acting as Co-Chief Executive Officer since April 2003 and also served as the Company’s Executive Vice President of

Transaction Services for the Western Region until the termination of Mr. Fulton’s employment relationship with the Company in February of 2004, after which time Mr. Osbrink assumed the position of President of Transaction Services. Mr. Parker was appointed Chief Financial Officer in March 2003 and has been acting as Co-Chief Executive Officer since April 2003. Previously, Mr. Parker served as Chief Financial Officer of the Company from October 1996 to January 2000 at which time he was appointed Executive Vice President Business Development until his resignation from the Company on June 8, 2001. Mr. Parker also served as a member of the Office of the President from May 31, 2000 to May 15, 2001. Mr. Fulton had been acting as Co-Chief Executive Officer since April 2003 and also served as the Company’s Executive Vice President of Transaction Services for the Eastern Region prior to the termination of his employment relationship with the Company as of February 25, 2004. Mr. Walner was appointed Executive Vice President of the Company as of November 16, 2001 (serving as Senior Vice President prior to that time), Chief Administrative Officer as of July 25, 2001 and Chief Legal Officer as of January 1, 1994. Mr. Walner resigned as Chief Administrative Officer and Chief Legal Officer as of July 2, 2003. See “Employment Contracts, and Termination of Employment and Change-in-Control Arrangements” below for more information.

(2)	The bonus compensation set forth in the table represents incentives that were primarily paid in the fiscal year indicated for services rendered during the previous calendar year. See “Employment Contracts, and Termination of Employment and Change–in-Control Arrangements” below.

(3)	The amounts represent options to purchase the numbers of shares of common stock indicated.

(4)	The amounts represent Company contributions made during each calendar year following the 2003 and 2001 plan years (calendar years) to the 401(k) plan accounts of the designated individuals, plus additional amounts indicated in these footnotes for Messrs. Fulton and Walner. Please also see “Employment Contracts, and Termination and Change-in-Control Arrangements” below for more information.

(5)	In connection with the termination of his employment agreement with the Company as of February 25, 2004, Mr. Fulton received severance of approximately $183,000, equal to his base salary for the remainder of the term of his agreement.

(6)	Pursuant to Mr. Walner’s July 2003 separation agreement, he received approximately $723,000, equivalent to twelve months’ salary and related benefits and perquisites and his target incentive compensation for the 2002 calendar year.

OPTION/ SAR GRANTS IN THE LAST FISCAL YEAR

Potential Realizable
Value at Assumed
Annual Rates of
Stock Price
Appreciation For
Individual Grants					Option Term(1)

	Number of	Percent of
	Securities	Total
	Underlying	Options/SARs	Exercise or
	Options/SARs	Granted to	Base
	Granted(2)	Employees in	Price	Expiration
Name	(#)	Fiscal Year	($/Sh)	Date	5% ($)	10% ($)

Brian D. Parker	150,000	100%	$0.92	12/8/13	$87,000	$220,000

AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR AND FY-END

OPTION/SAR VALUES

			Number of Securities
			Underlying Unexercised	Value of Unexercised
	Shares		Options/SARs at	In-the-Money Options/SARs
	Acquired on	Value	FY-End(#)	at FY-End($)
	Exercise	Realized
Name	#	($)	Exercisable/Unexercisable	Exercisable/Unexercisable(1)

Maureen A. Ehrenberg	0	0	214,022/0	$0/$0
Robert H. Osbrink	0	0	15,000/0	$0/$0
Brian D. Parker	0	0	50,000/100,000	$53,500/$107,000

(1)	The value of the in-the-money options at fiscal year-end was calculated based on the closing price of the common stock as reported on the Over-The-Counter Bulletin Board on June 30, 2004 ($1.99 per share).

C.	Employment Contracts, and Termination of Employment and Change-in-Control Arrangements

Former Co-CEO and Executive Vice President Transaction Services Eastern Region Employment Agreement & Separation. Mr. Richard L. Fulton signed an exclusive employment agreement with the Company to serve as the Company’s Executive Vice President, Transaction Services— Eastern Region for a term of two (2) years effective September 1, 2002. The agreement provided for a base salary of $500,000 for the first year of the term and $550,000 for the second year of the term. In addition, Mr. Fulton was eligible to annual bonus compensation based upon his performance and the performance of the Company in accordance with goals to be established by Mr. Fulton and the Chief Executive Officer of the Company. Mr. Fulton was also entitled to receive health and other benefits generally afforded executive employees and be reimbursed for reasonable travel, entertainment and other reasonable expenses in connection with his duties. The agreement also contained confidentiality, non-competition, and non-solicitation provisions and was terminable by the Company in the event of the death or incapacity of Mr. Fulton, or for cause, or without cause in which event Mr. Fulton would receive the lesser of six (6) months base salary or the remaining base salary due under the agreement as severance.

Effective April 1, 2003, Mr. Fulton and the Company amended his executive employment agreement to reduce his base salary to $425,000 during the period April 16, 2003 to December 31, 2003 and then to reinstate his base salary to $550,000 for the period January 1, 2004 through the remainder of the term.

In connection with the termination of his employment agreement with the Company on February 25, 2004, the Company paid Mr. Fulton’s base salary in accordance with its customary payroll practices through the remainder of the term of his Agreement, which was August 31, 2004.

Former CAO Employment Agreement & Separation Agreement. Robert J. Walner, Executive Vice President, Chief Administrative Officer, Chief Legal Officer and Corporate Secretary of the Company, entered into an employment agreement with the Company effective December 14, 2001. The period of contract employment under the agreement commenced December 14, 2001 and ended June 30, 2004. The agreement also provided for an initial annual salary of $325,000, increasing to $375,000 on January 1, 2002 and to

$450,000 on January 1, 2003, a guaranteed bonus of $120,000 payable with respect to the 2001 calendar year, and an annual cash incentive program with a target bonus of 50% of salary, up to a maximum of 80% of salary. Pursuant to the agreement, Mr. Walner received, on June 19, 2002, an option to purchase 50,000 shares of common stock of the Company at an exercise price of $2.85 per share, which was the fair market value as of the date of grant. The agreement contained certain provisions related to payments to be made in the event of Mr. Walner’s termination of employment, including payments equal to his salary and benefits for the lesser of twelve (12) months’ base salary or the remaining term of his agreement, plus acceleration of vesting of his options, in the event of termination of his employment by the Company “without Cause” or by Mr. Walner for “Good Reason,” as those terms are defined therein.

In connection with his resignation as Administrative Officer, Legal Officer and Corporate Secretary of the Company, effective as of July 2, 2003, the Company entered into a separation agreement with Mr. Walner that provided for payments of $75,000 per month for six (6) months, a target incentive payment for calendar 2002 of $188,000, and approximately $85,000 of Company benefits and accrued vacation.

Employment Agreements of Co-Chief Executive Officers

Set forth below are the employment agreements and arrangements with each of the individuals, who served as the Company’s Co-Chief Executive Officers for the entire 2004 fiscal year.

Robert Osbrink

Effective January 1, 2002, Mr. Osbrink signed an exclusive employment agreement with the Company to serve as the Company’s Regional Managing Director of the Company’s Southwestern Region for a term of three (3) years. Under the agreement, Mr. Osbrink would receive a base salary of $260,000 per annum during the first year of the term and a discretionary bonus of 20% of base salary based upon the performance of Mr. Osbrink and the Company in the Southwest Region in accordance with goals to be established by Mr. Osbrink and the Chief Operating Officer of the Company. In addition to his base salary and discretionary bonus, Mr. Osbrink is also entitled to receive an annual profitability bonus in accordance with a formula based upon the Company’s return on revenue with respect to the Southwest Region relative to the Company’s approved calendar year budget. In addition, during the first year of the term, Mr. Osbrink was to receive no less than his base salary plus a discretionary bonus of up to 80% of his base salary or the formulaic bonus compensation that is based upon the Company’s return on revenue with respect to the Southwest Region, whichever is greater. Mr. Osbrink is also entitled to receive health and other benefits generally afforded executive employees and is reimbursed for reasonable travel, entertainment and other reasonable expenses incurred in connection with his duties. Mr. Osbrink’s agreement is subject to confidentiality, non-competition and non-solicitation provisions and is terminable by the Company upon his death, disability, or for cause, or without cause, in which event Mr. Osbrink was entitled to the lesser of six (6) months base salary or the remaining base salary due under the agreement as severance.

On August 16, 2002, the Company and Mr. Osbrink entered into the initial amendment to his employment agreement increasing his base salary, effective August 16, 2002, to

$500,000 for the balance of the 2002 calendar year and effective January 1, 2003, to $550,000 for the remainder of the term of the Agreement. In addition, pursuant to this amendment, in the event Mr. Osbrink is terminated without cause his discretionary bonus is to be paid in a lump sum and his severance was increased from six (6) months to twelve (12) months of base salary. Although not a contractual obligation, the Company also agreed to pay Mr. Osbrink a retroactive salary adjustment of approximately $81,000 in September 2002. Thereafter, effective April 1, 2003, a second amendment to Mr. Osbrink’s employment agreement was entered into by Mr. Osbrink and the Company pursuant to which his base salary, which at that time was $550,000, was reduced to $450,000 per annum commencing April 16, 2003 and continuing to December 31, 2003. Thereafter, Mr. Osbrink’s salary was to be reinstated to $550,000 for the remainder of the term of the Agreement, however, with Mr. Osbrink’s concurrence, the Company has continued to pay Mr. Osbrink at the rate of $450,000 per annum.

Brian D. Parker

Effective March 1, 2003 Mr. Parker signed an exclusive employment agreement with the Company to serve a term of one (1) year as the Chief Financial Officer of the Company for a base annual salary of $360,000. In addition, Mr. Parker was entitled to receive a target bonus compensation of up to 50% of base salary, of which 50% is guaranteed and paid currently, based upon the performance of both Mr. Parker and the Company in accordance with goals to be established by the Chief Executive Officer of the Company. Mr. Parker was also entitled to participate in the Company’s health and other benefit plans generally afforded executive employees and be reimbursed for reasonable travel, entertainment and other reasonable expenses incurred in connection with his duties. The agreement contained confidentiality, non-competition and non-solicitation provisions and was terminable by the Company upon Mr. Parker’s death or disability, or for cause, or without cause in which event Mr. Parker was entitled to the lesser of four (4) months base salary or the remaining base salary due under the agreement.

On April 1, 2003, Mr. Parker and the Company agreed to an amendment of his employment agreement, reducing his annual base salary to $324,000 and the guaranteed portion of his target bonus to 45% commencing April 16, 2003 through December 31, 2003, and providing to reinstate his annual base salary and guaranteed bonus thereafter to their original amounts for the remainder of the term of the Agreement.

Effective September 30, 2003 Mr. Parker and the Company entered into a new, three (3) year exclusive employment agreement to serve as the Company’s Chief Financial Officer for an annual base salary of $324,000. In addition, Mr. Parker is entitled to receive target bonus compensation of up to 50% of base salary based upon the performance of Mr. Parker and the Company in accordance with goals to be established by the Chief Executive Officer of the Company in consultation with Mr. Parker. Mr. Parker was also granted 150,000 common stock purchase options, exercisable at $0.92 per share, of which 50,000 became exercisable on the date of grant, December 9, 2003, 50,000 shall become exercisable on December 9, 2004, and 50,000 shall become exercisable on December 9, 2005. The options have a term of ten (10) years. Mr. Parker is also entitled to participate in the Company’s health and other benefit plans generally afforded to executive employees and is reimbursed for reasonable travel, entertainment and other reasonable expenses incurred in connection with his duties. The agreement contains confidentiality, non-competition and non-solicitation provisions and is terminable by the

Company upon Mr. Parker’s death or disability, or for cause, without any additional compensation other than what is accrued to Mr. Parker as of the date of any such termination. In the event that Mr. Parker is terminated without cause, or if Mr. Parker terminates the agreement for good reason, Mr. Parker is entitled to receive his annual base salary, payable in accordance with the Company’s customary payroll practices for twelve (12) months, if the effective date of termination occurs prior to October 1, 2005, or for six (6) months, if the effective date of such termination occurs on or after October 1, 2005. In addition, upon a change in control of the Company, in the event Mr. Parker is terminated upon a change in control or within thirty (30) days thereafter, or Mr. Parker resigns during the thirty (30) day period after the ninetieth (90) day following a change of control, Mr. Parker is entitled to receive a lump sum equal to twelve (12) months base salary and bonus compensation, and also is entitled to receive benefits for twelve (12) months thereafter. In addition, upon a change in control, the vesting of Mr. Parker’s stock options is accelerated and the vesting of certain other benefits pursuant to the Company’s benefit plans is also accelerated.

Maureen Ehrenberg

Maureen Ehrenberg, who is subject to an Executive Change of Control Plan as described directly below, is currently being compensated by the Company at the rate of $400,000 per annum effective January 1, 2003. Ms. Ehrenberg does not have a formal written employment agreement with the Company. She is also reimbursed for reasonable travel, entertainment and other reasonable expenses incurred in connection with her duties and is afforded health and other benefits generally afforded executive employees of the Company.

Plans Applicable to Ms. Ehrenberg.

Executive Change of Control Plan. Pursuant to a plan approved by our Board of Directors effective May 10, 1999, and as amended effective February 10 and June 1, 2000, certain officers of the Company have been eligible to receive certain compensation and benefits if their employment with the Company is affected by a “Change of Control” of the Company (“COC Plan”). As of the date of this proxy statement, the remaining officer eligible to participate in the COC Plan is Ms. Ehrenberg. A “Change of Control,” for purposes of the plan, includes the acquisition of 25% or more of our outstanding common stock, a change of a majority of directors on the Board, a merger, a sale or liquidation of the Company, subject to certain exceptions related to current principal stockholders and directors; or a reduction in the ownership by current principal stockholders to under 45%. If a Change of Control occurs, we have committed to employ Ms. Ehrenberg for two years, or otherwise to compensate her if her employment is terminated without cause during that period. The plan gives her the opportunity to terminate employment during a 30-day window period after six months have elapsed from a Change of Control, and receive benefits under the plan. During the two-year employment period, she is to receive compensation and benefits commensurate with levels existing before the Change of Control. Upon termination of employment within the two-year period, other than for cause, she will receive compensation equal to two years’ salary and two years of the highest previous bonus (as defined in the plan); provided that if she resigns during the 30-day window period without her employment having been adversely affected as a result of the Change of Control, she will receive the two years’ salary and one year’s bonus. In addition, standard benefits and perquisites or their equivalents are to be provided for two years if her employment is terminated during the two-year period. The plan is effective for three years, and will generally be automatically renewed for consecutive three-year periods. The plan can only be terminated with respect to Ms. Ehrenberg by mutual agreement with the Company.

Executive Incentive Bonus and Severance Plan. Effective June 1, 2000, our Board of Directors also approved an Executive Bonus and Severance Plan, pursuant to which certain officers of the Company received certain incentive compensation with respect to the 2000 calendar year related to continuation of their employment with the Company. The plan provides the following additional benefits, and Ms. Ehrenberg is the remaining officer eligible to participate in the plan: if she is terminated without cause or if her position is reduced or otherwise adversely affected, then she will be entitled to the following (“Severance Pay”): a) base salary and earned bonus pro-rated to the date of termination; b) one year’s base pay; c) continuation of benefits and perquisites or their equivalent for one year; and d) with respect to vested options held by her at termination—one of the following alternatives to be elected by the Company, or if not elected, then chosen by the participant: 1) repurchase by the Company of the vested options at a cash price per share equal to the spread between the average closing price for the five days prior to termination and the exercise price(s) of the options; 2) we will attempt to facilitate a purchase of the shares exercised; or 3) we will extend the expiration date of the options to twelve months after termination of employment and permit payment of the exercise price of the options by deduction of a sufficient number of the shares exercised to cover the purchase price. If she becomes entitled to benefits under the COC Plan, she will not be entitled to this Severance Pay.

D.	Compensation Committee

Mr. Kojaian was the Chairman and the sole member of the Compensation Committee through March of 2004. On March 26, 2004, Mr. David Anacker and Mr. Rodger Young joined the Compensation Committee and Mr. Kojaian remained the Chairman of the Compensation Committee. In September 2004, Mr. Robert McLaughlin joined the Compensation Committee as its Chairman and Mr. Kojaian stepped down from the Committee. Mr. Kojaian, Mr. Anacker, Mr. Young and Mr. McLaughlin have never served as officers or employees of the Company.

E.	Compensation Committee Report on Executive Compensation

The following Compensation Report and the section entitled, “Grubb & Ellis Stock Performance” are not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into any filing under the 1933 Act or the Exchange Act.

The committee has developed and implemented compensation policies, plans and programs which seek to reward achievement of positive financial results for the Company, and in doing so enhance stockholder value.

In order to attract and retain outstanding executives with the potential to contribute significantly to the success of the Company, our policies have sought to compensate executives commensurate with executives of equivalent-sized firms in terms of revenues and with similar responsibilities, but not necessarily the Peer Group companies referred to below under “Grubb & Ellis Stock Performance.”

The compensation programs of Co-Chief Executive Officers Maureen Ehrenberg, Robert Osbrink and Brian Parker are described in “Employment Contracts, and Termination of Employment and Change-in-Control Arrangements” above. In approving the compensation terms of their employment agreements including bonus compensation, we took into consideration our knowledge of competitive compensation programs for chief executive officers and their level of responsibility and expectations of future performance.

Base salaries and target percentages of salaries applicable for bonus compensation were approved based on the input from the Human Resources Department, and on our knowledge of competitive salaries as described above and, as applicable, our judgment about the executives’ individual past performance, expectations of future performance, and most importantly, level of responsibilities. Bonuses were earned upon a number of factors including achievement of annual targeted levels of Company-wide, and applicable business unit, revenue, EBITDA and net income, and performance to unit budgets. No one factor was a prerequisite to receiving the bonus.

Stock options are designed to align the interests of executives with those of stockholders, and further the growth, development and financial success of the Company. The Board believes that granting equity incentives to our management helps retain and motivate management. In recommending grants of stock options, by the Board, the Committee takes into account the scope of responsibility, the performance requirements and anticipated contributions to the Company of each proposed optionee. Our decision to recommend the award of equity incentives at the time of hiring, entering into employment contracts or promotion is based upon the circumstances of each situation, including the level of responsibility of the executive. The exercise price of each option granted is set at fair market value at the date of grant, which represent ongoing incentives to contribute to the Company. The options vest over two to four years. We determine the recommended number of shares for the options given to each executive, primarily based upon the executive’s level of responsibility and the number and price of options then held by the executive.

THE COMPENSATION COMMITTEE

C. Michael Kojaian

F.	Code of Ethics

The Company has adopted a code of ethics that applies to the Company’s principal executive officers, principal financial officer and controller and complies with the required standards of the Sarbanes-Oxley Act of 2002. Accordingly, the Company’s code of ethics is designed to deter wrongdoing, and to promote, among other things, honest and ethical conduct, full, timely, accurate and clear public disclosures, compliance with all applicable laws, rules and regulations, the prompt internal reporting of violations of the code, and accountability. A copy of the Company’s Code of Ethics is available upon request and without charge by contacting Investor Relations, Grubb & Ellis Company, 2215 Sanders Road, Suite 400, Northbrook, IL 60062.

G.	Grubb & Ellis Stock Performance

The following graph shows a five-year comparison of cumulative total stockholder return on our common stock against the cumulative total return on the S&P 500 Stock Index, and a peer group of the Company (“Peer Group”). The comparison assumes $100 was invested on June 30, 1999 in each of the foregoing and that all dividends, if any, were reinvested.

Method of Selection of Peer Group. We believe that the following commercial real estate firms have been our primary, nationwide competitors having publicly-traded stock: CB Richard Ellis Services, Inc. (“CB”); Insignia Financial Group, Inc. (“Insignia”) which merged with CB in July, 2003; Jones Lang LaSalle Incorporated (“LaSalle”); and Trammell Crow Company (“Trammell Crow”). Note that CB ceased having publicly traded equity in July 2001, and while public trading of CB’s equity resumed in June, 2004, they will not be included in the Peer Group returns until next year. In addition to La Salle and Trammell Crow, the Peer Group we have used consists of the public companies with the same company-level Standard Industrial Classification (“SIC”) Code as the Company, as reported by Primark Corporation as of June 30, 2004. Our company-level SIC Code is 6531— real estate agents and managers. We have excluded from the Peer Group those firms whose primary business is not real estate transactional, referral or management business, such as firms whose business is primarily real estate investment (e.g., real estate investment trusts). The Peer Group firms for the current year are, in addition to the Company: Homelife, Inc.; Kennedy-Wilson, Inc.; LaSalle; Most Home Corporation; Trammell Crow; and Why USA Financial Group, Inc. Some of these companies do not have a five-year stock history. Note that since the average Peer Group returns are weighted based on relative market capitalization, more than 90% of the Peer Group’s returns are attributable to LaSalle and Trammell Crow.

Comparison of Five-Year Cumulative Total Return*

Grubb & Ellis Company, S&P 500 and a Peer Group

(Performance Results Through June 30, 2004)

(Data Below Are Represented as a Graph in the Original Document)

Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

	6/30/99	6/30/00	6/30/01	6/30/02	6/30/03	6/30/04

Grubb & Ellis Company	$100.00	$116.05	$108.64	$49.19	$23.21	$39.31
S&P 500	100.00	107.25	91.34	74.91	75.10	89.45
Peer Group	100.00	56.96	56.14	81.22	55.45	84.99

*	The comparisons in this table are not intended to forecast or to be indicative of possible future performance of our common stock.

RELATED PARTY TRANSACTIONS

The following are descriptions of certain transactions and business relationships between the Company and our directors, executive officers, and principal stockholders. On a quarterly basis, the Audit Committee reviews information about transactions involving Archon Group, L.P., an affiliate of GS Group (“Archon”), and its affiliates, and the Kojaian Investors and their affiliates, as described below, compared to transactions with other parties, and makes an independent recommendation to the Board as to the benefit to stockholders from such transactions. See also “Questions and Answers About Voting” regarding the 1997 Voting Agreement and Designation of Series A Committee Members, and “Compensation Committee Interlocks and Insider Participation” above.

2002 Preferred Stock.

In May 2002, the Company entered into a securities purchase agreement with Kojaian Ventures, L.L.C. (“KV”), an affiliate of the Chairman of the Board of Directors, which provided for (i) the purchase by KV from the Company of an aggregate of 1,337,358 shares of common stock for an aggregate purchase price of $4,158,431, which is the same purchase price that the Company paid for the re-acquisition of such shares, (contemporaneously) from Warburg, and (ii) the extension of a $11,237,500 loan (the “Loan”) junior to the other lenders under the Company’s then existing senior credit agreement. Approximately $6 million of the financing was used to pay down certain revolving debt under such senior credit agreement and approximately $5 million was used to repay to Warburg a $5 million loan that Warburg had made to the Company earlier that year. The Loan bore interest at the rate of 12% per annum, compounded quarterly. The promissory note evidencing the Loan (the “Note”) was convertible, generally at the option of the holder, into shares of an amended Series A Preferred Stock, calculated by dividing the outstanding principal, accrued interest and certain costs by the stated value of $1,000 per share.

On September 19, 2002, KV converted the Note into 11,725 shares of Series A Preferred Stock, having a per share stated value of $1,000. The terms of the Series A Preferred Stock include an accrued dividend of 12% per annum, compounded quarterly, as well as a preference over the common stock in the event that the Company undergoes certain sale transactions that constitute a change in control, or a liquidation or dissolution. That is, the holder of the Series A Preferred Stock is entitled to be paid with respect to its Series A Preferred Stock prior to when holders of common stock are entitled to be paid with respect to their common stock in the event of a liquidation, dissolution or certain sale transactions that constitute a change in control of the Company. In any such instances, the preference payable to the holder of the Series A Preferred Stock, prior to any payments being made to any holders of common stock, is the greater of (i) 2 times the face value of the Series A Preferred Stock, which is $11,725,000, plus the accrued dividend thereon at the rate of 12% per annum, or (ii) the equivalent of 40% of the consideration to be paid to all equity holders of the Company on an “Adjusted Outstanding Basis” (as defined in the underlying documents). In addition, the Preferred Stock also entitles its holder to (i) vote on all matters that are subject to the vote of all stockholders in an amount equal to 11,162,200 shares of common stock, (ii) to appoint, prior to September 19, 2005, a three-person committee whose approval is required for certain sale, merger, recapitalization, reorganization, acquisition and liquidation events, and veto rights over certain other corporate actions and (iii) to be paid all of its accrued dividends before any dividends are paid to common stockholders of the Company. The Company has not paid any of the accrued dividends with respect to the Series A Preferred Stock since issuance of the Series A Preferred Stock in September 2002. As of June 30, 2004, the accrued dividends with respect to the Series A Preferred Stock equaled approximately $2.7 million.

2003 Subordinated Debt

Kojaian Funding, L.L.C., an affiliate of the Chairman of the Board of Directors, made a $4 million subordinated loan to the Company on May 9, 2003 (the “Subordinated Loan”) for working capital purposes. The Company was obligated to pay interest only on the Subordinated Loan during its term at the rate of 10% per annum, payable monthly in arrears. The entire principal amount of the Subordinated Loan was due on July 15, 2004, although it was prepaid in whole by the Company without premium or penalty on June 11, 2004. The Subordinated Loan was secured by all assets of the Company and guaranteed by all the Company’s subsidiaries, although such security interest was subordinate to the interests of the lender under the Credit Facility. The Company paid a 1% financing fee in connection with the closing of the Subordinated Loan.

The material terms and conditions of the Subordinated Loan were negotiated by a special committee comprised of the disinterested member of the Company’s board of directors, which committee was established for such purpose. The special committee recommended the entering into of the Subordinated Loan to the full board of directors of the Company, which unanimously approved such terms.

Credit Facility

Kojaian Capital, L.L.C. (the “New Lender”), an affiliate of the Company’s Chairman of the Board of Directors, acquired the Company’s Credit Agreement from the Banks on June 6, 2003.

On June 20, 2003, the Company and the New Lender entered into the sixth amendment to the Credit Agreement (the “Sixth Amendment”) which, among other things, deferred further amortization of the principal obligations due under the Credit Agreement until September 30, 2004, and eliminated certain minimum EBITDA and fixed charge ratio covenant requirements through June 30, 2004. As a result of the Sixth Amendment, the Company was no longer in default under the Credit Agreement relating to the achievement of these financial covenants or otherwise.

Repayment of the Credit Agreement was collateralized by substantially all the Company’s assets and the Credit Agreement contained certain restrictive covenants, including, among other things: restrictions on indebtedness, the payment of dividends, the redemption or repurchase of capital stock, acquisitions, investments and loans.

On June 11, 2004 the Company and certain of its subsidiaries entered into a three (3) year (subject to an extension for an additional year) $40 million senior secured credit facility (the “New Credit Facility”) with the “Lenders” (as defined in the New Credit Facility), Deutsche Bank Securities, Inc., as sole book-running manager and sole lead arranger, and Deutsche Bank Trust Company Americas (“Deutsche Bank”), as the initial lender, initial issuing bank, initial swing line bank, the initial issuer of letters of credit and administrative agent for the lender parties. The Company used proceeds from the $25 million term loan portion of the New Credit Facility, along with cash reserves of approximately $7.6 million, to pay off in full the Company’s $25 million senior credit facility and $4 million subordinated loan held by Kojaian Capital, LLC and Kojaian Funding, LLC, respectively, and all closing costs.

Other Related Party Transactions

We believe that the fees and commissions paid to and by the Company as described below were comparable to those that would have been paid to or received from unaffiliated third parties.

Archon, an affiliate of GS Group, a principal stockholder of the Company, is engaged in the asset management business, and performs asset management services for various parties. During the 2004 fiscal year, Archon, its affiliates and portfolio property owners paid the Company and its subsidiaries the following approximate amounts in connection with real estate services rendered to Archon and its portfolio properties: $3,454,000 in management fees, which include reimbursed salaries, wages and benefits of $2,351,000; $1,695,000 in real estate sale and leasing commissions; and $284,000 in fees for other real estate and business services. The Company also paid asset management fees to Archon’s affiliates of approximately $174,000 related to properties the Company manages in their behalf.

Kojaian Management Corporation and its various affiliated portfolio companies (collectively, “KMC”) are controlled by the Kojaian Investors. KMC is engaged in the business of investing in and managing real property both for its own account and for third parties. During the 2004 fiscal year, KMC and its portfolio companies paid the Company and its subsidiaries the following approximate amounts in connection with real estate services rendered: $10,074,000 for management services, which include reimbursed salaries, wages and benefits of $4,274,000; $311,000 in real estate sale and leasing commissions; and $394,000 for other real estate and business services. The Company also paid asset management fees to KMC of approximately $3,191,000 related to properties the Company manages in its behalf. In addition, KMC and its portfolio companies were involved in two transactions as a lessee during the 2004 fiscal year, for which the Company received real estate commissions of approximately $19,000 from the landlord. In August 2002, the Company entered into an office lease with a landlord related to KMC, providing for an annual average base rent of $365,400 over the ten-year term of the lease.

In the fourth quarter of fiscal year 2004, the Company accrued for the payment of $100,000 in legal fees on behalf of C. Michael Kojaian and Kojaian Ventures, L.L.C. (collectively, the “Kojaian Parties”) and $60,000 in legal fees on behalf of Warburg in connection with each of them being named in a law suit filed in March 2004. Although the Company is not party to the litigation, the litigation expenses of the Kojaian Parties and Warburg are being paid by the Company pursuant to contractual indemnification obligations contained in various credit and other agreements entered into with the Kojaian Parties and Warburg during fiscal 2002. Of the legal fees accrued on behalf of the Kojaian Parties, $20,000 are payable to the law firm of Young & Susser. Rodger D. Young, a member of the Company’s Board of Directors since April 2003, is a partner of Young & Susser.

In the second quarter of fiscal 2004, the Company received a verdict and a judgment in its favor in the amount of approximately $940,000 in a litigation in which the Company was a plaintiff. The Company subsequently settled the litigation in the third fiscal quarter of 2004 for $900,000. The Company was represented in the litigation by the law firm of Young & Susser pursuant to a contingency fee agreement that the Company entered into with Young & Susser in August 2002, prior to the time Mr. Young became a Director of the Company. Under the terms of the contingency fee agreement, Young & Susser received one-third of the $900,000 recovery, less the $35,000 retainer that the law firm initially received in August 2002. Accordingly, upon the Company’s receipt of the settlement, the Company paid Young & Susser an additional $265,000 pursuant to its contingency fee agreement with the law firm.

This concludes our proxy statement. We hope that you found it informative and look forward to seeing you at our Annual Meeting.

BY ORDER OF THE BOARD
OF DIRECTORS

Clifford A. Brandeis
Corporate Secretary

EXHIBIT A

GRUBB & ELLIS COMPANY

AUDIT COMMITTEE CHARTER

REVISED AS OF SEPTEMBER 21, 2004

There shall be a committee of the board directors of Grubb & Ellis Company (the “Company”) to be known as the Audit Committee.

Composition and Qualification of the Committee

1.	Independence. The Audit Committee shall be comprised of at least three directors, (if practical, based on Board composition) who are independent of the management of the Company and are free of any material business relationship with the Company, as determined by the board of directors. Directors who have been affiliates of the Company or officers or employees of the Company or its subsidiaries within five years of appointment would not be qualified for Audit Committee membership. No member shall receive any compensation from the Company other than directors’ or committee fees (including fees payable in cash, stock or other Company equity). In addition, the members of the Committee shall qualify under the regulations of any exchange or other market on which the Company’s securities are then traded, and under federal and/or state legal requirements, as such regulations and requirements may be amended from time to time.

2.	Knowledge of Finance. All members of the Committee shall have a working familiarity with basic finance and accounting practices. At least one member of the Audit Committee shall be determined to be an audit committee financial expert.

3.	Appointment. Audit Committee members, including the Chairman of the Audit Committee, shall be appointed by the board of directors and serve at the pleasure of the board of directors.

Purpose

The Audit Committee shall provide assistance to the Company’s Board of Directors in fulfilling its oversight responsibility to the stockholders and others, relating to:

A.	The integrity of the Company’s financial statements;

B.	The Company’s compliance with legal and regulatory requirements;

C.	The independent auditors’ qualifications and independence; and

D.	The performance of the company’s internal audit function and independent auditors;

Scope of Responsibilities.

In meeting its responsibilities, the Audit Committee shall:

Independent Auditors and Audit Oversight

1.	Appoint the independent auditors to audit the books of the Company, its divisions and subsidiaries for the ensuing year, which firm is ultimately accountable to the Audit Committee and the Board, and approve the extent, scope and terms of its engagement. The Audit Committee shall confirm the rotation of the lead audit partner and the other audit partners of the auditing firm charged with review of the Company’s audit, as required by law. On at least an annual basis, the Audit Committee will require the independent auditors to provide a formal, written statement, and such other reports periodically as it deems appropriate, delineating the following: a) the firm’s internal quality-control procedures; b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, including any steps taken to deal with any such issues; and c) all relationships between the auditors and the Company. The Committee will review and discuss with the independent auditors the disclosures made by the auditors and shall make any decisions it deems advisable with respect to the auditors. The Audit Committee shall report the engagement and all relevant matters regarding the independent auditors to the Board.

2.	Review the performance of the independent auditors, and effect the dismissal/replacement of the independent auditors when circumstances warrant. The Audit Committee shall report to the Board any such dismissal and replacement of the independent auditors.

3.	Review and pre-approve the non-audit services performed by the independent auditors and the extent and terms of its engagement, with due consideration of the possible effect on its independence. The Audit Committee shall also regularly review the real estate services provided by the Company to the independent auditors with the same consideration.

4.	Adopt Company policies for hiring employees or former employees of the independent auditors to take into account the effect of such employees seeking employment on the auditors’ independence.

5.	Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit and discuss with the independent auditors any audit problems or difficulties, and comments or recommendations of the independent auditors. Also review management’s responses to and compliance with the independent auditors’ statements of problems or difficulties and its comments or recommendations. The Committee is responsible for the resolution of disagreements between management and the independent auditor regarding financial reporting.

Accounting Principles; Internal Controls

1.	Review with the independent auditors, the internal auditor, and with the Company’s financial and accounting personnel:

A.	the adequacy and effectiveness of the internal auditing, accounting and financial controls of the Company, including among other things, the computerized information controls and security, and any special audit steps adopted in light of material control deficiencies, and elicit any recommendations that they may have for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable.

B.	major issues regarding accounting principles and financial statement presentations, including any significant changes in the company’s selection or application of accounting principles;

C.	analysis prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection therewith, especially any discussion of alternative GAAP methods;

D.	reports from the independent auditors on critical accounting policies and practices, the auditors’ preferred treatment of financial information among alternatives that have been discussed with management, and all material written communications between the auditors and management;

E.	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the financial statements of the Company.

2.	Analyze any internal control deficiencies or any fraud identified in the certification process for Form 10K or 10Q of the chief executive officer or the chief financial officer.

Internal Auditor and Audit Oversight

1.	Review the internal audit function of the Company, including the proposed programs for the coming year and the coordination of such programs with the independent auditors, with particular attention to maintaining balance between independent and internal auditing resources.

2.	Review and approve the selection of any outsource vendor for the internal audit function for the ensuing year, and the extent, scope and terms (including budget and staffing) of its engagement. The outsourced internal audit function and external audit function will not be performed by the same firm.

3.	Review the performance of the internal auditors and direct dismissal/replacement of the internal auditor when circumstances warrant.

4.	Review and approve the non-audit services performed by any outsource vendor performing the internal audit function and the extent and terms of its engagement, with due consideration of the possible effect on its objectivity.

5.	Prior to each Audit Committee meeting, but no less than quarterly, the Audit Committee shall be provided a summary of findings from completed internal audits and a progress report on the proposed internal audit plan with explanations for any deviations from the original plan.

General Responsibilities

1.	Regularly report to the Board any issues that arise with respect to the board’s oversight responsibility as set forth in the Purpose above.

2.	Engage, at Company expense, outside legal, financial or other professional advisors to obtain advice and/or assistance as the Committee deems appropriate.

3.	Fulfill its responsibilities as specified in the Company’s conflicts of interest policy, including among other things, the review of related party transactions. A quarterly report of the Company’s related party transactions shall be provided to the Audit Committee in advance of its regularly scheduled Audit Committee meeting.

4.	Review, with the Company’s counsel, any legal matters that could have a significant impact on the Company’s financial statements.

5.	Review and inquire into compliance with policies established by the Board or Compensation Committee regarding executive officers’ expenses and perquisites, including use of Company assets.

6.	Review the findings of any examinations by regulatory agencies, such as the Securities and Exchange Commission, to the extent related to Company matters subject to Committee review.

7.	Review and provide input regarding the appointment, replacement, reassignment or dismissal of the Chief Financial Officer.

8.	Inquire of the Chief Financial Officer, other members of management, the internal auditor, and the independent auditors about significant risks or exposure to the Company and assess the steps management has taken to minimize such risks to the Company. Discuss with management the Company policies with respect to risk assessment and risk management.

9.	Review Company compliance, together with Counsel, with the Foreign Corrupt Practices Act.

10.	Perform other oversight functions as may be appropriate under the law or as requested by the board of directors from time to time.

11.	Assess the Committee’s performance at least annually.

12.	Review and reassess this Charter at least annually and obtain the approval of the Company’s board of directors of any amendments.

Company Disclosure

1.	Review the interim financial statements, including the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

2.	Review with management and the independent auditors the financial statements, including the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K). Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

3.	Discuss with management general guidelines and policies with respect to earnings releases, financial information and related information to be provided to the public, to analysts and to rating agencies.

4.	Prepare the Committee’s annual report for disclosure in the Company’s proxy statement in connection with the annual shareholders’ meeting.

Complaints; Investigations

1.	The Audit Committee may cause to be made an investigation into any matter brought to its attention within the scope of its duties, with the power to retain outside counsel, accountants or others for this purpose at the Company’s expense.

2.	The Audit Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Committee Meetings

1.	Schedule of Meetings. Regular meetings of the Audit Committee are expected to be scheduled four times per year to coincide with regularly scheduled board meetings, whenever practical. Special meetings of the Audit Committee may be called at the direction or upon the request of any two members of the Audit Committee upon notice as required for special meetings of the board in Section 3.10 of the Company’s Bylaws.

2.	Quorum; Manner of Acting. A quorum for conducting the business of the Audit Committee shall be two members thereof, and all matters shall be decided by the affirmative vote of at least two members of the Committee, either at a meeting or by written consent. The Committee shall act when a majority of independent members that are members of the Committee are present. Committee members may participate in committee meetings by telephone conference call. The Audit Committee may request members of management or others to provide information to the Committee and to attend its meetings from time to time.

3.	Private Sessions. At all meetings of the Audit Committee, sufficient opportunity should be made available for the independent auditors, the internal auditors or others to meet privately with the members of the Audit Committee. Among the items to be discussed in these meetings are the independent auditors’ evaluation of the Company’s financial, accounting and auditing personnel, the cooperation which the independent auditors received during the course of their audit, and the internal auditor’s evaluation of the Company’s internal controls.

4.	Review and approve minutes of all meetings of the Audit Committee which shall be made available to the board of directors of the Company.

Flexibility

In carrying out its responsibilities, the Audit Committee expects to provide an open avenue of communication between the internal auditor, the independent auditor and the board of directors. The Audit Committee’s policies and procedures should remain flexible in order that it can best react to changing conditions and environments and to assure the directors and stockholders that the Company accounting and reporting practices are in accordance with all requirements and are of the highest quality.

Limitations of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

Appendix A

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Mark this box with an X if you have made changes to your name or address details above.

     Annual Meeting Proxy Card

Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

1.	The Board of Directors recommends a vote FOR all nominees for Director.

		For	Withhold		For	Withhold

	01 - R. David Anacker			04 - Robert J. McLaughlin

	02 - Anthony G. Antone			05 - Rodger D. Young

03 - C. Michael Kojaian

2.	In accordance with the judgments of the Proxy Holders upon such other business as may properly come before the meeting and at any and all adjournments thereof

  Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
Please date and sign exactly as your name appears on this Proxy Card. Joint owners should each sign. The full title or capacity of any person signing for a corporation, limited liability company, partnership, trust or estate should be indicated in the space below.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

		/	/

■	1 U P X HHH P P P P 0025051

     Proxy - Grubb & Ellis Company

For the Annual Meeting of Stockholders — November 9, 2004
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I am a stockholder of Grubb & Ellis Company (the “Company”) and I have received the Notice of Annual Meeting of Stockholders dated October 8, 2004 and the accompanying Proxy Statement. I appoint Brian D. Parker and Maureen A. Ehrenberg and each or either of them as Proxy Holders, with full power of substitution, to represent and vote all the shares of capital stock which I may be entitled to vote at the Annual Meeting of Stockholders to be held in the Birch Room of the Northbrook Hilton, 2855 North Milwaukee Avenue, Northbrook, Illinois, on Tuesday, November 9, 2004 at 8:00 a.m. or at any and all adjournments thereof, with all powers which I would have if I were personally present at the meeting.

The shares represented by this Proxy will be voted in the way that I direct. If no direction is made, the Proxy will be voted “FOR” all nominees listed under the “Election of Directors,” all of whom have been nominated by the Board of Directors as described in the accompanying Proxy Statement. If any of the nominees listed becomes unavailable to serve as a director prior to the Annual Meeting, the Proxy will be voted for any substitute nominee(s) designated by the Board of Directors. I ratify and confirm all that the above Proxy Holders may legally do in relation to this Proxy.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED POSTMARKED ENVELOPE.

(Continued and to be signed on reverse side.)

Telephone and Internet Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

•	Call toll free 1-888-583-9310 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following website WWW.COMPUTERSHARE.COM/US/PROXY.

•	Follow the simple instructions provided by the recorded message.	•	Enter the information requested on your computer screen and follow the simple instructions.

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If you vote by telephone or the Internet, please DO NOT mail back the proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 A.M., Central Time, on November 8, 2004.

THANK YOU FOR VOTING